Exhibit 99.1

CONTACT: Lindsey Crabbe (214) 874-2339	FOR IMMEDIATE RELEASE

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2016 RESULTS

DALLAS – January 25, 2017 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Generated earnings of $17.5 million or $0.14 per diluted common share

•	Paid common dividend of $0.23 per common share

•	Book value decreased by 1.4% ($0.16) due to changes in unrealized gains and losses on the portfolio and interest rate swaps held for hedging purposes, and by 0.8% ($0.09) due to capital returned to stockholders in the form of dividends in excess of reported earnings, ending the quarter at $10.85 per common share

•	Yields on residential mortgage investments increased four basis points to 1.50% while rates on related secured borrowings increased by five basis points to 0.89%

•	Total financing spreads decreased one basis point to 0.55% while financing spreads on residential mortgage investments, a non-GAAP financial measure, also decreased one basis point to 0.61%

•	Agency-guaranteed residential ARM portfolio and leverage ended the quarter at $13.32 billion and 9.02 times long-term investment capital, respectively

Capstead reported net income of $17.5 million or $0.14 per diluted common share for the quarter ended December 31, 2016. This compares to net income of $16.4 million or $0.13 per diluted common share for the quarter ended September 30, 2016. The Company paid a fourth quarter 2016 dividend of $0.23 per common share on January 20, 2017.

Fourth Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. This strategy differentiates the Company from its mortgage REIT peers because the ARM loans underlying its investment portfolio reset to more current interest rates within a relatively short period of time. As a result, the Company is positioned to benefit from future recoveries in financing spreads that typically contract during periods of rising interest rates and to experience smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM or fixed-rate mortgage securities. Duration is a common measure of market price sensitivity to interest rate movements. A shorter duration generally indicates less interest rate risk.

For the quarter ended December 31, 2016, Capstead reported net interest margins of $20.9 million compared to $21.4 million for the quarter ended September 30, 2016. The decrease in net interest margins was largely a result of lower average portfolio balances together with a one basis point decline in financing spreads.

Yields on Capstead’s $13.32 billion residential mortgage investments portfolio averaged four basis points higher at 1.50% during the fourth quarter of 2016, compared to 1.46% reported for the third quarter of 2016. Cash yields (yields on the portfolio before investment premium amortization) increased three basis points to average 2.55% during the fourth quarter, benefiting from mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices. Yield adjustments for investment premium amortization decreased one basis point to average a negative 1.05% for the fourth quarter as a result of slightly lower mortgage prepayment levels. Mortgage prepayment rates for the fourth quarter averaged an annualized constant prepayment rate, or CPR, of 25.59% compared to 25.80% CPR reported for the third quarter. The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter and year ended December 31, 2016 (dollars in thousands):

	Quarter Ended December 31, 2016	Year Ended December 31, 2016
Residential mortgage investments, beginning of period	$13,582,323	$14,154,737
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.37% and 2.27%, respectively	842,898	3,086,706
Investment premiums on acquisitions*	22,396	98,407
Portfolio runoff (principal amount)	(1,037,251)	(3,844,590)
Investment premium amortization	(34,945)	(130,084)
Decrease in net unrealized gains on securities classified as available-for-sale	(59,139)	(48,894)

Residential mortgage investments, end of year	$13,316,282	$13,316,282

Decrease in residential mortgage investments during the indicated periods	$(266,041)	$(838,455)

*	Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances. Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments. As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $12.15 billion in secured borrowings, after adjusting for hedging activities, averaged five basis points higher at 0.89% during the fourth quarter of 2016, compared to 0.84% for the third quarter of 2016. The increase is largely attributable to market conditions, most notably the mid-December Federal Reserve action to raise the Federal Funds Rate by 25 basis points. A ten basis point increase in average unhedged secured borrowing rates was partially offset by relatively stable hedging costs, with average hedged borrowing rates increasing two basis points during the quarter. The Company uses primarily two- and three-year term interest rate swap agreements, supplemented with longer-maturity secured borrowings when available at attractive rates and terms, to help mitigate exposure to rising short-term interest rates. Excluding $500 million notional amount of swap agreements that expired

January 2, 2017, at year-end the Company held $7.65 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the fourth quarter of 2019 and a weighted average expiration of 14 months.

Operating costs expressed as an annualized percentage of long-term investment capital averaged 0.97% and 0.93% during the fourth quarter of 2016 and the year ended December 31, 2016, respectively (calculated excluding a March adjustment associated with prior year incentive compensation accruals and the effects of separation of service charges associated with the July resignation of the Company’s former chief executive officer). Capstead is a leader in terms of operating cost efficiency among its mortgage REIT peers.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $98 million of long-term unsecured borrowings, decreased by $22 million during the fourth quarter of 2016 to $1.35 billion, primarily as a result of declines in portfolio pricing and dividend distributions in excess of earnings, partially offset by swap value improvements. Portfolio leverage (secured borrowings divided by long-term investment capital) decreased to 9.02 to one at December 31, 2016 from 9.09 to one at September 30, 2016 primarily as a result of a decline in portfolio balances. The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter and year ended December 31, 2016:

	Quarter Ended December 31, 2016		Year Ended December 31, 2016
Book value per common share, beginning of period	$11.10		$11.42

Change in unrealized gains and losses on mortgage securities classified as available-for-sale	(0.62)		(0.51)
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	0.29		0.18
Unsecured borrowings	0.17		0.01

	(0.16)	(1.4)%	(0.32)	(2.8)%

Capital transactions:
Dividend distributions in excess of earnings	(0.09)	(0.8)%	(0.25)	(2.2)%

Book value per common share, end of period	$10.85		$10.85

Decrease in book value per common share during the indicated periods	$(0.25)	(2.2)%	$(0.57)	(5.0)%

Nearly all of Capstead’s residential mortgage investments and all interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share. The Company’s borrowings, however, are not reflected at fair value on the balance sheet. Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.

The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years. Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Earnings for the fourth quarter were hampered by slower than anticipated declines in mortgage prepayment levels. As a result, portfolio yields did not improve as much as expected. While the 2016 refinancing wave peaked in September, declines in prepayment rates on ARM securities have lagged declines in prepayment rates on fixed-rate mortgage securities during the fourth quarter and in January 2017. However, with the sharp increase in interest rates post-election, opportunities for homeowners to refinance at lower rates have diminished considerably. This is expected to lead to lower mortgage prepayment levels in the coming months, benefiting portfolio yields and earnings.

“Additionally, we expect cash yields to continue increasing in 2017 as coupon interest rates on mortgage loans underlying our portfolio reset to higher rates based on higher prevailing six- and 12-month interest rate indices. Our borrowing costs are also currently benefiting from higher variable rate swap receipts due to higher short-term LIBOR rates relative to our unhedged borrowing rates. However, future actions by the Federal Reserve to increase the level of short-term interest rates will put upward pressure on unhedged borrowing rates and fixed-rate swap payment requirements on new swap agreements. Provided the Federal Reserve does not move to increase short-term interest rates at a considerably faster pace than the financial markets currently anticipate, and longer term interest rates remain benign, we anticipate reporting improved earnings in the coming quarters.

“During the fourth quarter of 2016, longer-term interest rates moved significantly higher, as illustrated by the ten-year Treasury rate increasing 85 basis points to end the year at 2.45%. As a consequence, longer duration mortgage-backed securities lost considerable value. For instance, Fannie Mae 30-year fixed 3.0% mortgage securities declined in price by approximately 4.75% during this period. In contrast, Capstead’s ARM securities portfolio performed relatively well, experiencing a decline in overall portfolio pricing of just 0.49%.

“This translated into a fourth quarter book value decline of only 1.4% due to changes in unrealized gains and losses on the portfolio and interest rate swaps held for hedging purposes. As a result, our fourth quarter economic return (change in book value plus dividends) is expected to significantly outpace the performance of our mortgage REIT peers holding longer duration portfolios that will be reporting in the coming weeks.

“We remain confident in our strategy of cost-effectively managing a leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 26, 2017 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an audio archive of the webcast will be available for approximately 60 days. The audio replay will be available one hour after the end of the conference call through April 26, 2017. The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10099715.

Annual Meeting Record Date

The date for the Company’s annual meeting of stockholders has been set for May 17, 2017. The record date for determining stockholders entitled to notice of and vote at such meeting will be the close of business on March 24, 2017 and the proxy statement and annual report will be mailed to stockholders on or about April 12, 2017.

Scheduled 2017 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 16	March 31	April 20
Second	June 15	June 30	July 20
Third	September 14	September 29	October 20
Fourth	December 14	December 29	January 19, 2018

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.

Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in market conditions as a result of Federal Reserve monetary policy or federal government fiscal challenges;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Home Loan Bank system and similar federal government agencies and related guarantees;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940;

•	other changes in legislation or regulation affecting the mortgage and banking industries; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	December 31, 2016	December 31, 2015
	(unaudited)
Assets
Residential mortgage investments ($12.81 and $13.54 billion pledged at December 31, 2016 and December 31, 2015, respectively)	$13,316,282	$14,154,737
Cash collateral receivable from interest rate swap counterparties	29,660	50,193
Interest rate swap agreements at fair value	24,709	7,720
Cash and cash equivalents	56,732	54,185
Receivables and other assets	149,493	179,531

	$13,576,876	$14,446,366

Liabilities
Secured borrowings	$12,145,346	$12,958,394
Interest rate swap agreements at fair value	24,417	26,061
Unsecured borrowings	98,090	97,986
Common stock dividend payable	22,634	25,979
Accounts payable and accrued expenses	38,702	39,622

	12,329,189	13,148,042

Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 8,234 and 8,156 shares issued and outstanding ($205,849 and $203,902 aggregate liquidation preferences) at December 31, 2016 and December 31, 2015, respectively	199,059	197,172
Common stock - $0.01 par value; 250,000 shares authorized: 95,989 and 95,825 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	960	958
Paid-in capital	1,288,346	1,310,563
Accumulated deficit	(346,464)	(346,464)
Accumulated other comprehensive income	105,786	136,095

	1,247,687	1,298,324

	$13,576,876	$14,446,366

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,345,777	$1,396,310
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.02:1	9.28:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$10.85	$11.42

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Interest income:
Residential mortgage investments	$50,040	$57,518	$212,694	$215,989
Other	143	60	637	341

	50,183	57,578	213,331	216,330

Interest expense:
Secured borrowings	(27,421)	(23,937)	(107,653)	(85,521)
Unsecured borrowings	(1,910)	(2,087)	(7,833)	(8,454)

	(29,331)	(26,024)	(115,486)	(93,975)

	20,852	31,554	97,845	122,355

Other revenue (expense):
Compensation-related expense	(2,219)	(2,627)	(8,784)	(10,200)
Separation of service charge	(225)	—	(2,965)	—
Other general and administrative expense	(1,117)	(1,170)	(4,682)	(4,798)
Miscellaneous other revenue	159	600	1,459	968

	(3,402)	(3,197)	(14,972)	(14,030)

Net income	$17,450	$28,357	$82,873	$108,325

Net income available to common stockholders:
Net income	$17,450	$28,357	$82,873	$108,325
Less preferred stock dividends	(3,857)	(3,821)	(15,372)	(15,160)

	$13,593	$24,536	$67,501	$93,165

Net income per common share:
Basic and diluted	$0.14	$0.26	$0.70	$0.97

Weighted average common shares outstanding:
Basic	95,683	95,536	95,656	95,509
Diluted	95,877	95,718	95,819	95,701

Cash dividends declared per share:
Common	$0.23	$0.26	$0.95	$1.14
Series E preferred	0.47	0.47	1.88	1.88

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS

(unaudited, in thousands, except per share amounts, percentages annualized)

	2016				2015
	Q4	Q3	Q2	Q1	Q4	Q3
Quarterly Statements of Income:
Interest income:
Residential mortgage investments	$50,040	$49,845	$53,309	$59,500	$57,518	$49,485
Other	143	174	128	192	60	88

	50,183	50,019	53,437	59,692	57,578	49,573

Interest expense:
Secured borrowings	(27,421)	(26,636)	(27,014)	(26,582)	(23,937)	(22,272)
Unsecured borrowings	(1,910)	(1,970)	(1,976)	(1,977)	(2,087)	(2,122)

	(29,331)	(28,606)	(28,990)	(28,559)	(26,024)	(24,394)

	20,852	21,413	24,447	31,133	31,554	25,179

Other revenue (expense):
Compensation-related expense	(2,219)	(1,299)	(2,042)	(3,224)	(2,627)	(3,064)
Separation of service charge	(225)	(2,740)	—	—	—	—
Other general and administrative expense	(1,117)	(1,239)	(1,157)	(1,169)	(1,170)	(1,309)
Miscellaneous other revenue	159	305	382	613	600	261

	(3,402)	(4,973)	(2,817)	(3,780)	(3,197)	(4,112)

Net income	$17,450	$16,440	$21,630	$27,353	$28,357	$21,067

Net income per diluted common share	$0.14	$0.13	$0.19	$0.25	$0.26	$0.18

Core earnings per diluted common share (a)		$0.16
Average diluted common shares outstanding	95,877	95,866	95,786	95,745	95,718	95,721

Select Operating Statistics:
Average portfolio outstanding
(cost basis)	$13,320,407	$13,629,220	$13,837,817	$13,848,718	$14,115,691	$13,884,830
Average long-term investment capital (“LTIC”)	1,369,928	1,380,006	1,388,476	1,398,088	1,431,338	1,475,333
Investment premium amortization	34,945	36,076	33,052	26,011	28,732	34,323

Constant prepayment rate (“CPR”)	25.59%	25.80%	23.19%	18.23%	19.62%	23.21%
Total financing spreads	0.55	0.56	0.64	0.82	0.83	0.66
Financing spreads on residential mortgage investments, a non- GAAP financial measure	0.61	0.62	0.70	0.90	0.90	0.74
Operating costs as a percentage of LTIC	0.97	0.73	0.93	1.26	1.05	1.18
Return on common equity capital	5.04	4.62	6.55	8.58	8.57	5.80

(a)	Core earnings per diluted common share is a non-GAAP financial measure that differs from the related GAAP measure of net income per diluted common share by excluding the effect of a separation of service charge associated with the July resignation of the Company’s former chief executive as detailed below. Management believes presenting this metric on a core earnings basis provides useful, comparative information for evaluating the Company’s performance for the current period. The following reconciles this measure for the three months ended September 30, 2016:

Net income available to common stockholders/net income per diluted common share	$12,594	$0.13
Addback: separation of service charge recorded in the third quarter	2,740	0.03

Core earnings available to common stockholders/core earnings per diluted common share	$15,334	$0.16

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY FINANCING SPREAD ANALYSIS

(annualized)

	2016				2015
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total financing spreads: (a)
Yields on all interest-earning assets	1.49%	1.45%	1.53%	1.69%	1.62%	1.40%	1.42%	1.66%
Borrowing rates on all interest-paying liabilities	0.94	0.89	0.89	0.87	0.79	0.74	0.68	0.65

Total financing spreads	0.55	0.56	0.64	0.82	0.83	0.66	0.74	1.01
Financing spreads on residential mortgage investments, a non-GAAP financial measure:
Cash yields on residential mortgage investments (b)	2.55%	2.52%	2.50%	2.47%	2.44%	2.42%	2.41%	2.42%
Investment premium amortization (b)	(1.05)	(1.06)	(0.96)	(0.75)	(0.81)	(0.99)	(0.95)	(0.72)
Yields on residential mortgage investments	1.50	1.46	1.54	1.72	1.63	1.43	1.46	1.70

Unhedged secured borrowing rates (c)	0.79	0.69	0.67	0.65	0.48	0.45	0.41	0.38
Hedged secured borrowing rates (c)	0.95	0.93	0.96	0.93	0.87	0.84	0.77	0.75
Secured borrowing rates	0.89	0.84	0.84	0.82	0.73	0.69	0.62	0.59
Financing spreads on residential mortgage investments	0.61	0.62	0.70	0.90	0.90	0.74	0.84	1.11

CPR	25.59	25.80	23.19	18.23	19.62	23.21	21.98	16.66

(a)	All interest-earning assets include residential mortgage investments, overnight investments and cash collateral receivable from interest rate swap counterparties. All interest-paying liabilities include unsecured borrowings and cash collateral payable to interest rate swap counterparties.
(b)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.
(c)	Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related currently-paying interest rate swap agreements. Hedged borrowing rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements held for portfolio hedging purposes adjusted for differences between LIBOR-based variable-rate payments received on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness. Average fixed-rate swap payments were 0.80%, 0.75%, 0.73% and 0.69% for the fourth, third, second and first quarters of 2016, respectively, while the variable-rate payment adjustments equated to 0.15%, 0.18%, 0.23% and 0.24% on average currently-paying swap notional amounts outstanding for the same periods, respectively. During 2016 and 2015, fixed-rate swap payments averaged 0.74% and 0.57% while variable-rate payment adjustments averaged 0.20% and 0.24% on average notional amounts outstanding, respectively.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities. Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio. The following reconciles these two measures:

	2016				2015
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total financing spreads	0.55%	0.56%	0.64%	0.82%	0.83%	0.66%	0.74%	1.01%
Impact of yields on other interest-earning assets	0.01	0.01	0.01	0.03	0.01	0.03	0.04	0.04
Impact of borrowing rates on other interest-paying liabilities	0.05	0.05	0.05	0.05	0.06	0.05	0.06	0.06
Financing spreads on residential mortgage investments	0.61	0.62	0.70	0.90	0.90	0.74	0.84	1.11

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	December 31, 2016					December 31, 2015
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,406,024	$164,254	$5,570,278	$5,700,705	$130,427	$161,400
Longer-to-reset ARMs	4,651,737	150,545	4,802,282	4,782,662	(19,620)	(5,561)
Fixed-rate	6	—	6	6	—	1
Ginnie Mae securities:
Current-reset ARMs	1,662,262	55,573	1,717,835	1,722,965	5,130	6,268
Longer-to-reset ARMs	1,080,898	34,727	1,115,625	1,105,323	(10,302)	(7,579)

	$12,800,927	$405,099	$13,206,026	$13,311,661	$105,635	$154,529

Interest rate swap agreements: (b)
Secured borrowings-related			$8,150,000	$24,487	$24,346	$6,576
Unsecured borrowings-related			100,000	(24,195)	(24,195)	(25,010)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $2 million and unsecuritized investments in residential mortgage loans with a cost basis of $3 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.
(b)	To help mitigate exposure to higher interest rates, Capstead uses one-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements supplemented with longer-maturity secured borrowings when available at attractive rates and terms. The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings. Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. Related hedge ineffectiveness is recognized in Interest expense.

The following reflects Capstead’s portfolio financing-related swap positions, sorted by quarter of swap contract expiration. Average fixed rates reflect related swap fixed-rate payment requirements and exclude adjustments for hedge ineffectiveness and differences between LIBOR-based variable payments received on these swaps.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
First quarter 2017	$1,000,000	0.72
Second quarter 2017	900,000	0.74
Third quarter 2017	400,000	0.74
Fourth quarter 2017	1,500,000	0.79
First quarter 2018	1,700,000	0.76
Second quarter 2018	600,000	0.79
Third quarter 2018	400,000	0.88
Fourth quarter 2018	800,000	1.15
Second quarter 2019	450,000	0.77
Third quarter 2019	100,000	0.68
Fourth quarter 2019	300,000	1.55

	$8,150,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of December 31, 2016 of approximately 11 1⁄2 and 8 1⁄2 months, respectively, for a net duration gap of approximately 3 months. Duration is a measure of market price sensitivity to changes in interest rates. A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2016)

(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,981,669	2.77%	3.13%	1.70%	3.02%	9.56%	5.8
Freddie Mac Agency Securities	1,588,609	2.84	3.31	1.81	2.53	9.59	6.9
Ginnie Mae Agency Securities	1,717,835	2.25	2.38	1.51	1.06	8.30	6.6
Residential mortgage loans	1,848	3.80	3.10	2.08	1.63	11.04	4.9

(55% of total)	7,289,961	2.66	2.99	1.68	2.45	9.27	6.2

Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,678,228	2.67	3.31	1.62	3.33	7.68	42.7
Freddie Mac Agency Securities	2,124,054	2.71	3.34	1.66	2.86	7.77	43.2
Ginnie Mae Agency Securities	1,115,625	2.92	2.36	1.51	1.04	7.96	38.9

(45% of total)	5,917,907	2.73	3.14	1.61	2.73	7.76	42.2

	$13,207,868	2.69	3.06	1.65	2.58	8.59	22.3

Gross WAC (rate paid by borrowers) (d)		3.29

(a)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. At December 31, 2016, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.16. This table excludes $3 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.
(b)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At year-end, 76% of current-reset ARMs were subject to periodic caps averaging 1.74%; 15% were subject to initial caps averaging 3.49%; 8% were subject to lifetime caps averaging 7.35%; and 1% were not subject to a cap. All longer-to-reset ARM securities at December 31, 2016 were subject to initial caps.
(c)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). After consideration of any applicable initial fixed-rate periods, at December 31, 2016 approximately 89%, 7% and 4% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively. Approximately 85% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.
(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.